Exhibit 21

Subsidiaries of Digital Angel Corporation (all 100% owned except Signature Industries)

1.                                       Digital Angel Holdings, LLC, a Minnesota limited liability company

2.                                       Digital Angel Technology Corporation, a Delaware corporation

3.                                       Fearing Manufacturing Co., Inc., a Minnesota corporation

4.                                       Timely Technology Corporation, a California corporation

5.                                       Signature Industries Limited, formed under the laws of the United Kingdom (91.9% owned)

6.                                       OuterLink Corporation, a Delaware corporation

7.                                       DA International, Inc., a Minnesota corporation

8.                                       DSD Holding A/S, formed under the laws of Denmark